Exhibit 10.26

MISONIX, INC.

1938 New Highway

Farmingdale, New York 11735

September 15, 2016

Mr. Robert S. Ludecker

c/o MISONIX, INC.

1938 New Highway

Farmingdale, New York 11735

Dear Scott:

In recognition of your past service to MISONIX, INC. ("Misonix") and as consideration for your future service to Misonix as Senior Vice President, Global Sales and Marketing, the Board of Directors of Misonix (the “Board”) has authorized a payment to you in the event (i) your employment is terminated other than for Cause (as defined below) or (ii) of a Change in Control of Misonix (as defined below). Accordingly, we hereby agree with you as follows:

1.	In the event your employment with Misonix is terminated by Misonix on or before September 15, 2018 for any reason other than for Cause, Misonix will pay you a one-time additional compensation in an amount equal to twelve (12) months annual base salary. Such additional compensation will be paid to you less all required withholding deductions, payable in accordance with Misonix’s regular payroll schedule (the “Termination Payment”). For purposes of this letter agreement, “Cause” shall mean failure, in the determination of the Board, to perform your responsibilities in any material respect as assigned to you after the date hereof by Misonix’s Chief Executive Officer which failure has not been corrected by you, in the determination of the Board, within ten (10) days after written notice from or on behalf of the Board of such failure.

2.	Payment of the Termination Payment is contingent upon your (i) executing a standard waiver and release in favor of Misonix and (ii) agreeing to a standard covenant not to sue Misonix and its officers, directors and related parties, each at the time of the termination for Cause.

3.	During the period in which the Termination Payment is being made, you shall, upon reasonable notice, reasonably cooperate with Misonix, without requirement of compensation to you, with respect to any claim, dispute, litigation, inquiry, investigation or proceeding concerning any matter with which you were involved while working for Misonix; provided, however, that you may be advised in connection with such cooperation, at your expense, with respect to any matter in which you and Misonix have conflicting interests, as determined by your counsel.

Mr. Robert S. Ludecker

September 15, 2016

4.	(a) During the period in which payment of the Termination Payment is being made, you covenant and agree that you shall keep strictly confidential all non-public proprietary information which you obtained during the course of your employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Misonix which shall remain Misonix's exclusive property and you shall not disclose the same, except to the extent that the same is then: (i) publicly available without any act of you through a party not violating its obligations to Misonix; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. You further agree that immediately upon the termination of your employment, you will surrender and deliver to Misonix all (1) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, software, of every kind relating to or in connection with Misonix's Business (as defined below) and customers and suppliers of Misonix, and (2) all of Misonix's personal and physical property.

(b)          During the period in which payment of the Termination Payment is being made, you covenant and agree that you shall not compete, directly or indirectly, with Misonix in (i) Misonix's Business or (ii) such other business as in the reasonable opinion of the Board is a competitor of Misonix.

(c)          During the period in which payment of the Termination Payment is being made, you covenant and agree that you shall not, alone or with others, directly or indirectly: (i) solicit for your benefit or the benefit of any person or organization other than Misonix, the employment or other services of any executive or consultant of Misonix; or (ii) solicit for your benefit or the benefit of any person or organization other than Misonix, the employment of any executive of any customer of Misonix, to compete in an area of (x) Misonix’s Business or (y) such other business as in the reasonable opinion of the Board is a competitor of Misonix.

(d)          For purposes of this letter agreement, “Misonix’s Business” shall mean the business of developing, manufacturing and/or marketing therapeutic ultrasonic instruments for spine surgery, neurosurgery and other surgical specialties.

5.	In the event of a termination of your employment, you agree that you will not disparage or encourage or induce others to disparage Misonix (which, for purposes of this paragraph 5, is defined to include Misonix and any affiliated company, parent company or subsidiary, and each of their respective predecessors, affiliates, assigns, shareholders, members, directors, officers, employees, agents and attorneys, whether past, present or future). Notwithstanding the foregoing, the obligations pursuant to the preceding sentence shall not apply with respect to any person or entity that disparages, or encourages or induces others to disparage you. Misonix agrees that neither it nor any affiliated company, parent company or subsidiary, each of their respective predecessors, affiliates, or assigns, will authorize any person to disparage or encourage or induce others to disparage you, and the Company shall instruct the members of the Board and its management team not to disparage you. The provisions of this paragraph 5 shall not apply with respect to any statement made in connection with any litigation or governmental investigation, or with any filing required by law.

Mr. Robert S. Ludecker

September 15, 2016

6.	(a) After a Change in Control of Misonix (as defined under subparagraphs 6 (b) and (c) below), you shall be entitled to a one-time additional compensation in an amount equal to a payment of twelve (12) months annual base salary. Such additional compensation will be paid to you in a lump sum within sixty (60) days after the date such Change in Control of Misonix takes effect and your employment by Misonix or the acquiring company ceases (i) involuntarily on your part or (ii) voluntarily on your part if you have suffered (x) a significant diminution in your material duties and responsibilities without your express prior written consent, (y) a reduction in your annual base salary or (z) a relocation to a facility or location more than fifty (50) miles from the address of Misonix’s headquarters office as of the effective date of this letter agreement.

(b)          A “Change in Control of Misonix” shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or group of such "persons", without the consent of the Board, is or becomes a "beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Misonix representing 50% or more of the combined voting power of our then outstanding securities, or (ii) of a merger, consolidation or other combination the result of which is the ownership by shareholders of Misonix of less than 60% of the voting securities of the resulting or acquiring entity having the power to elect a majority of the Board of Directors of such entity.

(c)          Notwithstanding anything in the foregoing to the contrary, no Change of Control of Misonix shall be deemed to have occurred for purposes of this Agreement requiring payment to you of the compensation referred to in subparagraph 6(b) by virtue of (i) any transaction which results in you or a group of persons which includes you, acquiring, directly or indirectly, 30% or more of any class of voting securities of Misonix, or (ii) if you continue in the employ of Misonix or the acquiring company more than nine (9) months following the occurrence of an event which would otherwise constitute a Change of Control of Misonix.

7.	This letter agreement and any and all claims, controversies or disputes (including, without limitation, contract, tort and statutory claims and counterclaims) arising under, relating in any way to, or in any way connected with (a) this letter agreement (including, without limitation, any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination), or (b) the interpretation and enforcement of the rights and duties of the parties (whether or not in connection with this Agreement), shall be governed by and construed solely in accordance with the laws of the State of New York without giving effect to any choice or conflict of laws principle or rule (whether of the State of New York or any other jurisdiction), that would cause the application of the laws of any jurisdiction other than the substantive laws of the State of New York. The parties hereby irrevocably agree that any federal or state court located in the State of New York, county of New York shall have exclusive jurisdiction in relation hereto.

Mr. Robert S. Ludecker

September 15, 2016

8.	All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when hand-delivered or sent over night by a nationally recognized courier service as follows: If to Misonix: MISONIX, INC., 1938 New Highway, Farmingdale, NY 11735, Att: Chief Executive Officer, with a copy to Joel I. Frank, Esq., Wilk Auslander LLP, 1515 Broadway, New York NY 10036. If to you: Robert S. Ludecker, 4 Wildbriar Court, Mount Sinai, NY 11766.

9.	This letter agreement, together with Misonix’ current Employee Manual and other items, form a complete and exclusive statement covering the terms of your employment with Misonix. Misonix is an at-will employer. This at-will employment relationship cannot be changed except in a writing signed by the Chairman or the Chief Executive Officer of Misonix. Nothing contained herein shall modify the at-will nature of your employment by Misonix and does not create a contract, either express or implied, to remain in Misonix’s employ.

Kindly evidence your agreement with the foregoing by signing and returning the enclosed duplicate copy of this letter agreement.

Sincerely,

MISONIX, INC.

By:	/s/ Stavros G. Vizirgianakis
Stavros G. Vizirgianakis
Interim Chief Executive Officer

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Robert S. Ludecker
Robert S. Ludecker